Exhibit 4.14

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

WARRANT AGREEMENT

To Purchase Shares of Capital Stock of

INTUITY MEDICAL, INC.

Dated as of May 24, 2021 (the “Effective Date”)

WHEREAS, Intuity Medical, Inc., a Delaware corporation, has entered into a Credit Agreement dated as of May 24, 2021 (the “Credit Agreement”) with, among others, Madryn Health Partners (Cayman Master), LP (the “Warrantholder”); and

WHEREAS, the Company (as defined below) desires to grant to the Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Credit Agreement, the right to purchase shares of Capital Stock (as defined below, and subject to adjustment as set forth in Section 8) pursuant to this Warrant Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Credit Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and the Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE CAPITAL STOCK.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, an aggregate number of fully paid and non-assessable shares of the Capital Stock equal to the quotient derived by dividing (a) the Warrant Coverage (as defined below) by (b) the Exercise Price (defined below). The Exercise Price and type of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Capital Stock” means Common Stock or Preferred Stock of the Company for which this Warrant is exercisable, as contemplated in the definition of “Exercise Price” and determined in accordance with Section 8. In the event the Company enters into a SPAC Transaction, the common stock of the SPAC that becomes the successor or the parent of the Company shall be substituted for Capital Stock of the Company.

“Charter” means the Company’s Sixteenth Amended and Restated Certificate of Incorporation, as amended to date and as may be amended from time to time.

“Common Stock” means the Company’s Common Stock, $0.001 par value per share, and, to the extent provided in Sections 8(a) through 8(c), any other stock into or for which such Common Stock may be converted or exchanged.

“Company” means Intuity Medical, Inc., a Delaware corporation, and any successor or surviving entity that assumes the obligations of the Company under this Agreement pursuant to Section 8(a).

“Equity Round” means any non-public offering of equity securities by the Company, after the Effective Date but prior to the consummation of an Initial Public Offering or a SPAC Transaction, in a transaction or series of related transactions principally for equity financing purposes in which cash is received by the Company and/or debt of the Company is cancelled or converted in exchange for equity securities of the Company.

“Exercise Price” means (i) if the Next Round occurs prior to an Initial Public Offering or a SPAC Transaction, the lowest price per share paid by investors for Preferred Stock in the Next Round multiplied by 0.80, (ii) if an Initial Public Offering or a SPAC Transaction occurs, the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the Initial Public Offering or the lowest price per share of the common stock of the SPAC that becomes the parent or the successor of the Company that is offered to other investors (including the Company’s existing stockholders or other investors participating in any private investment in public equity (“PIPE”) transaction in connection with such SPAC Transaction) in the SPAC Transaction, as the case may be, multiplied by 0.80, and (iii) in the case of a Merger Event prior to an Initial Public Offering, a SPAC Transaction or a Next Round, the lowest price per share paid by the purchasers of the New Series C-1 Convertible Participating Preferred Stock, in each case subject to adjustment pursuant to Section 8.

“Initial Public Offering” means the initial underwritten public offering of the Common Stock pursuant to a registration statement under the Act, which registration statement has been declared effective by the SEC.

“Marketable Securities” in connection with a Merger Event means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, the “1934 Act”), and is then current in its filing of all required reports and other information under the Act and the 1934 Act; (ii) the class and series of shares or other security of the issuer that would be received by the Warrantholder in connection with the Merger Event were the Warrantholder to exercise this Warrant on or prior to the closing thereof is then traded on New York Stock Exchange, the NYSE Alternext, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market and (iii) following the closing of such Merger Event, the Warrantholder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the Warrantholder in such Merger Event were the Warrantholder to exercise this Warrant in full on or prior to the closing of such Merger Event, except to the extent that any such restriction arises solely under federal or state securities laws, rules or regulations.

“Merger Event” means the consolidation or merger of the Company with or into any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Company in a different jurisdiction) in which the stockholders of the Company immediately prior to such consolidation or merger do not own a majority of the voting power of the Company or the surviving corporation immediately after such consolidation or merger, or any transaction or series of related transactions to which the Company is a party in which a majority of the Company’s voting power is transferred (for clarity, a bona fide equity financing transaction or series of related transactions of the Company for capital raising purposes shall not constitute such a transfer), or the sale, exclusive license, lease, abandonment, transfer or other disposition by the Company of all or substantially all its assets; provided that a Merger Event shall not include a SPAC Transaction.

“Next Round” means the next Equity Round in which the Company issues and sells shares of its preferred stock and any options, warrants, rights or other securities that are exercisable, convertible or exchangeable into, or otherwise provide the right to purchase or acquire shares of such preferred stock.

“Preferred Stock” means, (a) in the case of a Merger Event prior to an Initial Public Offering, a SPAC Transaction or a Next Round, the New Series C-1 Convertible Participating Preferred Stock or (ii) following the Next Round, the class and series of the preferred stock of the Company issued in the Next Round, and, to the extent provided in Sections 8(a) through 8(c), any other stock into or for which such preferred stock may be converted or exchanged.

“Purchase Price” means, with respect to any exercise of this Warrant, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Capital Stock (subject to adjustment pursuant to Section 8) requested to be exercised under this Warrant pursuant to such exercise.

“SEC” means the Securities and Exchange Commission.

“SPAC” means a special purpose acquisition company, blank check company or similar entity incorporated, formed or otherwise organized for the purpose of effecting a business combination with one or more businesses or entities.

“SPAC Transaction” means a business combination transaction in which a SPAC is the parent or the successor of the Company following the transaction and in which the stockholders of the Company receive shares of common stock of the SPAC that are listed on a nationally recognized stock exchange and/or other forms of cash or non-cash consideration.

“Warrant Coverage” means $1,890,000.

SECTION	2. TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Capital Stock as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period ending seven years after the Effective Date.

SECTION	3. EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three business days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Capital Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares or the amount of the Warrant Coverage which remain subject to future exercises, if any.

The Purchase Price may be paid at the Warrantholder’s election either (a) by cash or check, or (b) by surrender of all or a portion of the Warrant for shares of Capital Stock to be exercised under this Warrant and, if applicable, an amended Warrant representing the remaining number of shares or the amount of the Warrant Coverage purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue Capital Stock in accordance with the following formula:

X=	Y(A-B)
A

Where:	X =	the number of shares of Capital Stock to be issued to the Warrantholder.

	Y =	the number of shares of Capital Stock requested to be exercised under this Warrant (inclusive of shares of Capital Stock surrendered to the Company in payment of the aggregate Exercise Price in connection with a Net Issuance).

	A =	the fair market value of one share of Capital Stock at the time of issuance of such shares of Capital Stock.

	B =	the Exercise Price.

For purposes of the above calculation, if the Common Stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and this Warrant is then exercisable for Common Stock, the fair market value of a share shall be the closing price or last sale price of a share of Common Stock reported for the business day immediately before the date on which the Warrantholder delivers the Warrant together with its Notice of Exercise to the Company. If the Common Stock is then traded in a Trading Market and this Warrant is then exercisable for Preferred Stock, the fair market value of a share shall be the closing price or last sale price of a share of the Common Stock reported for the business day immediately before the date on which the Warrantholder delivers the Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Common Stock into which a share of such Preferred Stock is then convertible. If the Common Stock is not traded in a Trading Market, the Company’s Board of Directors shall determine the fair market value of a share in its reasonable good faith judgment taking into account the independent appraisal of the fair market value of the Capital Stock as of the most recent fiscal quarter end. Notwithstanding the forgoing, if the determination of fair market value per share is in connection with (a) a Merger Event, then the fair market value per share shall be the value to be realized in such pending transaction per share of applicable Capital Stock (including any contingent consideration receivable in connection therewith), (b) a SPAC Transaction, then the fair market value per share shall be the highest price per share of the common stock of the SPAC that becomes the parent or the successor of the Company that is offered to other investors (including the Company’s existing stockholders or other investors participating in any PIPE transaction in connection with such SPAC Transaction) in the SPAC Transaction, or (c) an Initial Public Offering, and if the Company’s registration statement reflecting such public offering has been declared effective by the SEC, then the fair market value per share shall be the initial “Price to Public” per share specified in the final prospectus with respect to the offering.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining amount of the Warrant Coverage or number of shares and/or other securities purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b) Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all shares of Capital Stock subject hereto, and if the fair market value of one share of the Capital Stock is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised by a Net Issuance pursuant to Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Capital Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Capital Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4. RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Capital Stock to provide for the exercise of the rights to purchase Capital Stock as provided for herein, and shall have authorized and reserved a sufficient number of shares of its Common Stock to provide for the conversion of the shares of Preferred Stock issuable hereunder.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the then fair market value of one share of Capital Stock.

SECTION 6. NO RIGHTS AS STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of the Warrant under this Agreement.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. The Warrantholder’s initial address, for purposes of such registry, is set forth below the Warrantholder’s signature on this Agreement. The Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Capital Stock purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event.

(i) If at any time there shall be Merger Event prior to an Initial Public Offering, a SPAC Transaction or a Next Round, then the Warrantholder’s purchase rights pursuant to this Agreement shall be converted into the right to receive, upon exercise of this Warrant, the number of shares of the New Series C-1 Convertible Participating Preferred Stock equal to the Warrant Coverage divided by the Exercise Price.

(ii) As a part of a Merger Event at any time, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Warrant, the number of shares of Preferred Stock or other securities or property (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Warrant immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors and reasonably acceptable to the Warrantholder) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to any Reference Property thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible.

(iii) Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Agreement; provided that the foregoing assumption requirement shall not apply if the consideration to be paid for or in respect of the outstanding shares of Capital Stock in such Merger Event consists solely of cash and/or Marketable Securities (a “Liquid Sale”), in which case this Warrant shall, upon the closing of such Liquid Sale, automatically and without further action on the part of any party or other person, represent the right to receive, in lieu of the shares of Capital Stock that are issuable hereunder as of immediately prior to the closing of such Liquid Sale, the consideration payable on or in respect of such shares of Capital Stock, or other capital stock of the Company for which this Warrant is then exercisable, in such Liquid Sale less the Purchase Price for all such shares of Capital Stock, such consideration to include both the consideration payable at the closing of such Liquid Sale and any deferred consideration payable on or in respect of such shares of Capital Stock thereafter, if any, including, but not limited to, payments of amounts deposited at such closing into escrow and payments in the nature of earn-outs, milestone payments or other performance-based payments, and such consideration shall become payable to the Warrantholder as and when it is paid to the holders of the outstanding shares of Capital Stock (such aggregate consideration, the “Aggregate Liquid Sale Consideration”); provided, further, that in connection with a Liquid Sale where the Aggregate Liquid Sale Consideration would be less than the aggregate Exercise Price in effect immediately prior to the consummation of such Liquid Sale, then this Agreement will automatically expire effective as of immediately prior to the consummation of such Liquid Sale. In connection with a Merger Event and upon the Warrantholder’s written election to the Company, the Company shall cause this Agreement to be exchanged for the consideration that the Warrantholder would have received if the Warrantholder had chosen to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration. The provisions of this Section 8(a) shall similarly apply to successive Merger Events.

(b) Initial Public Offering. In the event of an Initial Public Offering, the Warrantholder’s purchase rights pursuant to this Agreement shall be converted into the right to receive, upon exercise of this Warrant, the number of shares of Common Stock equal to the Warrant Coverage divided by the Exercise Price.

(c) SPAC Transaction. In the event of a SPAC Transaction, the Warrantholder’s purchase rights pursuant to this Agreement shall be converted into the right to receive, upon exercise of this Warrant, the number of shares of common stock of the SPAC that becomes the parent or the successor of the Company equal to the Warrant Coverage divided by the Exercise Price. In any such case, appropriate adjustment (as determined in good faith by the board of directors of such SPAC and as reasonably satisfactory to the Warrantholder) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Warrantholder after such SPAC Transaction, to the end that the provisions of this Warrant after such SPAC Transaction (including adjustments to ensure that the provisions of this Section 8 shall thereafter be applicable, as nearly as possible, to the purchase rights under this Agreement in relation to shares of common stock of such SPAC thereafter acquirable upon exercise of such purchase rights) shall continue to be applicable in their entirety, and to the greatest extent possible. The Company shall not effect any such SPAC Transaction unless the relevant SPAC shall agree to assume, prior to or simultaneously with the consummation thereof, (i) the obligation to deliver to the Warrantholder, such shares of common stock of such SPAC as, in accordance with the foregoing provisions, the Warrantholder may be entitled to acquire pursuant to the exercise of this Warrant, and (ii) the other obligations of the Company under this Warrant.

(d) Reclassification of Shares. Except for a Merger Event, an Initial Public Offering and a SPAC Transaction subject to Sections 8(a), 8(b), 8(c) and 8(h), if the Company at any time shall, by combination, reclassification, exchange, conversion or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, conversion, subdivision or other change. The provisions of this Section 8(d) shall similarly apply to any successive combination, reclassification, exchange, conversion, subdivision or other change.

(e) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Capital Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased.

(f) Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i) pay a dividend with respect to the Capital Stock payable in Capital Stock, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Capital Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Capital Stock outstanding immediately after such dividend or distribution; or

(ii) make any other dividend or distribution with respect to Capital Stock (or stock into which the Capital Stock is convertible), except any dividend or distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Capital Stock (or other stock for which the Capital Stock is convertible) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such dividend or distribution.

(g) Antidilution Rights. Additional antidilution rights applicable to the Preferred Stock purchasable hereunder, if applicable, are as set forth in the Charter and shall be applicable with respect to the Preferred Stock issuable hereunder (for the avoidance of doubt, any waivers of antidilution adjustments with respect to the Preferred Stock effected from time to time in accordance with the terms of the Charter shall be applicable with respect to the Preferred Stock issuable hereunder). The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of the Charter applicable to the Preferred Stock or any other securities for which this Warrant shall then be exercisable; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Preferred Stock as of the Effective Date unless such amendment, modification or waiver applies to all then outstanding shares of Preferred Stock in the same manner. For the avoidance of doubt, there shall be no duplicate antidilution adjustment pursuant to this subsection (g), the foregoing subsection (f) and the Charter.

(h) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities (including rights to acquire securities other than pursuant to contractual rights under the Rights Agreement (as defined below), as the same may be amended and/or restated from time to time); (ii) the Company shall effect any reclassification of the Preferred Stock or Common Stock; (iii) the Company shall effect any recapitalization, subdivision or combination of Capital Stock or other capital reorganization; (iv) there shall be a Merger Event; (v) there shall be an Initial Public Offering; (vi) there shall be a SPAC Transaction; or (vii) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least 15 days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or distribution (specifying the date on which the holders of Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, SPAC Transaction, dissolution, liquidation or winding up; (B) in the case of the matters referred to in clauses (ii) and (iii) above or any Merger Event, SPAC Transaction, or dissolution, liquidation or winding up, at least 15 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Capital Stock shall be entitled to exchange their Capital Stock for securities or other property deliverable upon such Merger Event, SPAC Transaction, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least 15 days’ written notice prior to the effective date of the registration statement in connection therewith.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given in accordance with Section 14(e).

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Capital Stock. The Common Stock issuable upon exercise of this Warrant is, and, if applicable, the Preferred Stock is or will be, as the case may be, upon exercise of the Warrantholder’s rights, duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Capital Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws and pursuant to any agreements, including the Stockholder Agreements (as defined below), that the Warrantholder may become a party to in connection with such exercise. The Company has made available to the Warrantholder true, correct and complete copies of that certain Eleventh Amended and Restated Investors’ Rights Agreement by and among the Company and the other parties thereto, as amended (the “Rights Agreement”), that certain Tenth Amended and Restated Voting, Right of First Refusal and Co-Sale Agreement by and among the Company and the other parties thereto, as amended (the “ROFR Agreement” and together with the Rights Agreement, the “Stockholder Agreements”), its Charter and current bylaws. The issuance of certificates for shares of Capital Stock upon exercise of this Warrant shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Capital Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to the Warrantholder of the right to acquire the shares of Capital Stock and, in the case of Preferred Stock, the Common Stock into which it may be converted, have been (or, in the case of Preferred Stock other than the New Series C-1 Convertible Participating Preferred Stock, have been or will be in connection with the Next Round) duly authorized by all necessary corporate action on the part of the Company. This Agreement: (i) does not violate the Charter or the Company’s current bylaws; (ii) does not contravene any law or governmental rule, regulation or order applicable to the Company; and (iii) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which the Company is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application affecting enforcement of creditors’ rights generally.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities. All issued and outstanding shares of Common Stock, Preferred Stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock, Preferred Stock and any other securities were issued in full compliance with all federal and state securities laws. In addition, as of the date immediately preceding the date of this Agreement:

(i) The authorized capital of the Company consists of (A) 1,300,000,000 shares of Common Stock, of which 172,464,420 shares are issued and outstanding, (B) 111,556,618 shares of New Series A Convertible Participating Preferred Stock, of which 111,556,618 shares are issued and outstanding and are convertible into an aggregate of 111,556,618 shares of Common Stock at $0.237 per share, (C) 114,541,708 shares of New Series A-1 Convertible Participating Preferred Stock, of which 114,541,708 shares are issued and outstanding and are convertible into an aggregate of 114,541,708 shares of Common Stock at $0.237 per share, (D) 252,791,726 shares of New Series B Convertible Participating Preferred Stock, of which 252,791,726 shares are issued and outstanding and are convertible into an aggregate of 252,791,726 shares of Common Stock at $0.2247 per share; (E) 289,274,585 shares of New Series B-1 Convertible Participating Preferred Stock, of which 231,419,667 shares are issued and outstanding and are convertible into an aggregate of 231,419,667 shares of Common Stock at $0.2247 per share; (F) 112,533,204 shares of New Series C Convertible Participating Preferred Stock, of which 14,043 shares are issued and outstanding and are convertible into an aggregate of 14,043 shares of Common Stock at $0.2696 per share; and (G) 54,380,742 shares of New Series C-1 Convertible Participating Preferred Stock, of which 21,496,661 shares are issued and outstanding and are convertible into an aggregate of 21,496,661 shares of Common Stock at $0.2696 per share.

(ii) The Company has reserved 153,909,611 shares of Common Stock for issuance under its Stock Option Plan(s), under which options to purchase 2,263,096 shares of Common Stock are outstanding. There are no other options, warrants, conversion privileges or, except as set forth in the ROFR Agreement, other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company.

(iii) No stockholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock under the Charter. Certain stockholders of the Company have preemptive rights to purchase new issuances of the Company’s capital stock or other securities under the ROFR Agreement.

(e) Registration Rights. The Company agrees that the shares of Common Stock issued and issuable upon exercise of this Warrant, or, if applicable, conversion of the shares of Preferred Stock issued and issuable upon exercise of this Warrant, shall have the “Piggyback” and S-3 registration rights pursuant to and subject to the obligations of the holders of registrable securities set forth in the Rights Agreement, as the same may be amended and/or restated from time to time, on a pari passu basis with the holders of outstanding shares of Preferred Stock who are parties thereto. The provisions set forth in the Rights Agreement relating to such registration rights in effect as of the Effective Date may not be amended, modified or waived without the prior written consent of the Warrantholder unless such amendment, modification or waiver affects the rights associated with the shares of Preferred Stock issued and issuable upon exercise hereof in substantially the same manner as such amendment, modification or waiver generally affects the rights associated with all outstanding shares of Preferred Stock whose holders are parties thereto.

(f) Other Commitments to Register Securities. Except as set forth in this Agreement, the Rights Agreement and outstanding warrants to purchase shares of capital stock of the Company, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(g) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Capital Stock upon exercise of this Warrant, and, if applicable, the issuance of the Common Stock upon conversion of the Preferred Stock, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(a)(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(h) Financial Statements. Following the Effective Date, the Warrantholder shall be entitled to the same financial statements and inspection rights as a “Significant Holder” under Sections 2.4 and 2.5 of the Rights Agreement.

(i) Joinder. Upon the exercise of this Warrant (in whole or in part), the Warrantholder may elect, and the Company hereby agrees to cause the Warrantholder, to become a party to the Stockholder Agreements as a Holder or Preferred Stock Holder thereunder, as applicable, with such rights and obligations of the holders of the applicable Capital Stock thereunder.

(j) Certain Amendments. The Company shall not adopt any amendment or modification of the Charter or any Stockholder Agreement that would disproportionately, uniquely and adversely affect the Warrantholder (in its capacity solely as a holder of this Warrant) relative to the holders of the Capital Stock without written consent of the Warrantholder, it being understood that (i) the creation of any new series or class of Capital Stock and (ii) any amendment, modification, termination, or waiver of the Charter or any Stockholder Agreement that applies to all applicable parties to such applicable agreement in the same fashion shall not be deemed to disproportionately, uniquely and adversely affect the Warrantholder.

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. The right to acquire Capital Stock is being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Capital Stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.

(b) Private Issue. The Warrantholder understands (i) that the Capital Stock issuable upon exercise of this Warrant is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the 1934 Act, or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Capital Stock pursuant to this Agreement or (ii) the Capital Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Preferred Stock or (B) Capital Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e) Accredited Investor. The Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

SECTION 11. TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

SECTION 12. NO IMPAIRMENT.

The Company will not, by amendment of its Charters or Stockholder Agreements or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, including without limitation the adjustments required under Section 8 hereof, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights of the Warrantholder against dilution or other impairment. Without limiting the generality of the foregoing and notwithstanding any other provision of this Warrant to the contrary (including by way of implication), subject to Section 9(a), the Company will take all such action as may be necessary or appropriate so that the Company may validly and legally issue shares of the Capital Stock upon the exercise of this Warrant.

SECTION 13. MARKET STAND-OFF.

To the extent requested by the Company or an underwriter of securities of the Company, the Warrantholder and any permitted transferee thereof shall not, without the prior written consent of the managing underwriters in an Initial Public Offering, offer, sell, make any short sale of, grant or sell any option for the purchase of, lend, pledge, otherwise transfer or dispose of (directly or indirectly), enter into any swap, hedging transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership (whether any such transaction is described above or is to be settled by delivery of this Agreement, any securities issued upon exercise of this Agreement (collectively, the “Securities”) or other securities, in cash, or otherwise), any Securities or other shares of stock of the Company then owned by the Warrantholder or any transferee thereof, or enter into an agreement to do any of the foregoing, for up to 180 days following the effective date of the registration statement filed under the Act for the Initial Public Offering; provided that all officers and directors of the Company and all holders of at least 1% of the Company’s equity securities purchased from the Company (other than securities purchased from the Company at any time after the date of this Agreement in a registered public offering) are bound by and have entered into a similar agreement and the restriction on transfer has not been waived in whole or in part with respect to any such officers, directors or holders. For purposes of this paragraph, “Company” includes any wholly owned subsidiary of the Company into which the Company merges or consolidates. The Company may place restrictive legends on the certificates representing the Securities subject to this paragraph and may impose stop transfer instructions with respect to the Securities and such other shares of stock of the Warrantholder and any transferee thereof (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Warrantholder and any transferee thereof shall enter into any agreement reasonably required by the underwriters for the Initial Public Offering to implement the foregoing within any reasonable timeframe so requested. The underwriters for any Initial Public Offering are intended third party beneficiaries of this paragraph and shall have the right, power and authority to enforce the provisions of this paragraph as though they were parties hereto.

SECTION 14. MISCELLANEOUS.

(a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c) Expenses; Indemnity; and Damage Waiver. In the event of any litigation, arbitration or court proceeding between the Company and Warrantholder relating hereto, the provisions of Section 11.04 of the Credit Agreement shall apply.

(d) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(e) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile, email or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third (3rd) calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to the Warrantholder:

Madryn Health Partners (Cayman Master), LP

Attention:

140 East 45th Street, 15th Floor

New York, NY 10017

Attn: John Ricciardi

Email: [***]

With a copy to (which shall not constitute notice):

Moore & Van Allen PLLC

100 North Tryon Street

Suite 4700

Charlotte, NC 28202-4003

Attention: Tripp Monroe

Email: [***]

If to the Company:

Intuity Medical, Inc.

3500 W. Warren Ave.

Fremont, CA 94538

Attention: Chief Executive Officer, Chief Financial Officer

Telephone: [***]

With a copy to (which shall not constitute notice):

Latham & Watkins LLP

Attention: Kathleen Wells

140 Scott Drive

Menlo Park, CA 94025

Facsimile: [***]

Telephone: [***]

Email: [***]

or to such other address as each party may designate for itself by like notice.

(f) Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(g) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(h) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(i) No Waiver. No omission or delay by the Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which the Warrantholder is entitled, nor shall it in any way affect the right of the Warrantholder to enforce such provisions thereafter.

(j) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of the Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(k) Governing Law. This Agreement has been negotiated and delivered to Warrantholder in the State of New York, and shall have been accepted by the Warrantholder in the State of New York. Delivery of the Preferred Stock to the Warrantholder by the Company under this Agreement is due in the State of New York. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(l) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of New York. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (i) consents to personal jurisdiction in the State of New York; (ii) waives any objection as to jurisdiction or venue in the State of New York; (iii) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (iv) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 14(e), and shall be deemed effective and received as set forth in Section 14(e). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(m) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND THE WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST THE WARRANTHOLDER OR ITS ASSIGNEE OR BY THE WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve persons other than Company and the Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and the Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(n) Prejudgment Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 14(l), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(o) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	INTUITY MEDICAL, INC.

	By:	/s/ Emory Anderson
Name: Emory Anderson
Title: President; Chief Executive Officer

WARRANTHOLDER:	MADRYN HEALTH PARTNERS (CAYMAN MASTER), LP

By: MADRYN HEALTH ADVISORS, LP, its General Partner

By: MADRYN HEALTH ADVISORS GP, LLC, its General Partner

	By:	/s/ Avinash Amin
	Name:	Avinash Amin
	Title:	Member

[Signature Page to Warrant Agreement]

EXHIBIT I

NOTICE OF EXERCISE

To:	Intuity Medical, Inc.

(1)

The undersigned Warrantholder hereby elects to purchase [__] shares of Common Stock / Series [__] Preferred Stock of Intuity Medical, Inc., pursuant to the terms of the Warrant Agreement dated _______ (the “Agreement”) between Intuity Medical, Inc. and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said shares of Common Stock / Series [__] Preferred Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

(3)	By its execution below and for the benefit of the Company, Warrantholder hereby restates each of the representations and warranties in Section 10 of the Agreement as of the date hereof.

WARRANTHOLDER:	MADRYN HEALTH PARTNERS (CAYMAN MASTER), LP

By: MADRYN HEALTH ADVISORS, LP, its General Partner

By: MADRYN HEALTH ADVISORS GP, LLC, its General Partner

By:
Name:
Title:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned Intuity Medical, Inc., a Delaware corporation, hereby acknowledge receipt of the “Notice of Exercise” from Madryn Health Partners (Cayman Master), LP, to purchase [____] shares of Common Stock / Series [__] Preferred Stock of Intuity Medical, Inc., pursuant to the terms of the Warrant Agreement by and between Madryn Health Partners (Cayman Master), LP and Intuity Medical, Inc., dated May 24, 2021 (the “Agreement”), and further acknowledges that [[__] shares / $[__] of Warrant Coverage] remain[s] subject to purchase under the terms of the Agreement.

COMPANY:	INTUITY MEDICAL, INC.

By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.